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Exhibit 99.2

April 17, 2003 conference call presentation transcript

ANDREW CORPORATION

April 17, 2003

8:00 a.m. CDT

Moderator
Ladies and gentlemen, thank you for standing by and welcome to the Andrew Corporation second quarter fiscal year 2003 earnings release conference call. At this time all participants are in a listen-only mode. Later there will be an opportunity for questions and comments. Instructions will be given at that time. As a reminder this conference is being recorded. I would now like to turn the conference over to our host, Vice Chairman and Chief Financial Officer, Mr. Chuck Nicholas. Please go ahead.
C. Nicholas
Thank you, Tom. Good morning everyone. Welcome to our second quarter earnings conference call. With me today are Floyd English, Chairman and Ralph Faison, President and CEO. Ralph will begin the call in a minute with a review of orders and sales. Then I'll present details of the quarter's operating results and guidance for the June quarter. After the presentation we'll open the conference for your questions. We do expect that the call will end by about 9:00 a.m. Central Time.

Before we get started I need to give the obligatory standard comments about forward-looking statements. Obviously, our comments reflect our best judgment, but they are subject to a variety of risks and uncertainties that could cause the actual results to vary. These risk factors are highlighted in detail in our annual report to stockholders and in our 10-K filings with the SEC.

By the way, all the data we'll be talking about today have been restated to reflect the elimination of the equipment building, wireless accessories and satellite modem operations that we have discontinued since last September.

The financial statements for this March quarter have been included with our earnings release and that release went out shortly before the market opened this morning. We're sorry for the last-minute change in schedule to this morning's release but with the market closed tomorrow we thought it would be better to release this morning rather than on our normal schedule of this afternoon.

The earnings release and the attachments as well as this conference call are all available on our Web site at Andrew.com. Now Ralph will get us started with an overview of orders and sales for the March quarter. Ralph?
R. Faison
Thank you, Chuck, and welcome everyone. Let me start with a summary of orders. Orders were $201.7 million in the quarter, that's up 5% from the prior year. Geographically Europe and Latin America were up strongly. U.S. and Asia Pacific regions were down. Turning to a product perspective HELIAX Coaxial Cable orders were down moderately everywhere except Europe and Latin America. Terrestrial microwave antenna orders were flat with modest growth in the U.S. and Europe, which offset declines in Asia Pacific and Latin America.

Power amplifier orders were up strongly from the pre-Celiant acquisition base last year. Other antennas and support product orders were down in all product categories except earth station antennas and filters and combiners, which did show strong growth.

Let me turn now to sales. Second quarter net sales were $201.3 million. That's down 21% sequentially from the December quarter, but up 6% over last year's second quarter and slightly ahead of our updated guidance of $190 million to $200 million.

Geographically sales were up in Europe and Latin America on the strength from increased terrestrial microwave antennas, power amplifiers, government antennas and filter and combiner revenue. Asia Pacific was weak and the U.S. was down slightly.

Sales in the product areas now with orders in HELIAX cable sales were down in the quarter as compared to the second quarter last year showing strong growth in Europe which was offset by weakness in all other regions.

Sequentially cable sales were also down, which is a typical seasonal pattern. Terrestrial microwave antenna sales were up over last year with modest growth in the U.S., strong growth in Europe and sales in Asia Pacific and Latin America were down. Compared to the December quarter microwave sales were down.

Other antennas and support products category was down from last year with growth shown in filter and combiners and government antennas, but that was offset by a sales decline in broadcast antennas and base station antennas.

So let me turn now to a summary of our market segment sales. Driven by the strength of power amplifiers and terrestrial microwave applications wireless infrastructure sales were up modestly over last year although down significantly on a sequential quarter basis driven primarily by the overall market softness.

Fixed telecommunications networks declined versus last year and were down slightly sequentially. Sales of broadcast, government and other products were flat in the quarter and down sequentially from the December quarter.

Let me turn now to the progress on the Lucent contract. I guess I'll start with I'm very pleased to say that we have a completed agreement and I'm also quite pleased that we achieved what we'd hoped for and that's maintaining the value of minimum dollar targets levels with an extended term.

In addition we added a percent of world wide business to all four years compared to the previous percentage volume guarantee for two years, which was on a North American basis only. There was no impact to pricing and I guess I'd sum up by saying we're very pleased to have reached our goal of a mutually beneficial outcome for both companies.

Let me turn now to our progress on our restructuring plan. Pleased to say we are ahead of our schedule to achieve the $40 million in savings by September 2003. This progress has helped us stay near break-even for the second quarter even with the tough market conditions. Continued progress positions us for profit even at a $200 million quarter revenue level.

In addition this quarter we have sold the accessories business in January. Our product relocations are progressing well and our new manufacturing locations in Mexico and Central Europe will be announced very soon.

So let me turn finally to the Allen acquisition progress. Company-wide integration teams are working well and diligently together on all areas that are legally allowed. Our Hart-Scott-Rodino progress, we did re-file to accommodate a DOJ request for additional time. Our filings for both companies are substantially the same as the initial ones and the new expiration date for the DOJ is May 12th.

We grow more and more confident that our $40 million associated with the synergies of this transaction are quite achievable. So let me turn it over to Chuck, Vice Chairman and Chief Financial Officer and he'll cover a few more details on operating results. Chuck?

C. Nicholas
Thanks, Ralph. I'm going to start with gross margin in the quarter. It came in at 25.7% down from 29% in the March quarter last year. Price erosion and product mix each cost us about two points of margin some of which obviously was offset by cost reductions. Cable unit volumes were lower, they were down 26% below year ago levels.

Compared to the preceding quarter gross margin dropped a little over two points with lower volumes causing almost all of that change. Coaxial cable production volumes were down 23% in March from the December quarter.

In general year-over-year price erosion didn't change much during the quarter, down around 10% to 12% and that's about the same as we've seen for the last several quarters. R&D is the only cost area we've not been aggressively cutting. March R&D was up $8.1 million or 71% above last year. Literally all of that increase due to the full quarter of power amplifier R&D. The $19.7 million of R&D was essentially flat with the preceding quarter, but did rise to 9.8% of sales on the lower revenue.

Sales in the administrative expenses declined 5%, $1.7 million compared to last year's March quarter and they were down 15% or $5.5 million from the December quarter. At 15.5% of sales SG&A was down from 17.4% in March last year but up slightly from 14.5% last quarter, again due to the lower March revenues.

The non-cash charge for amortization of intangibles was $3.7 million in the March quarter. That was flat compared to the preceding quarter and up from $150,000 last year. That non-cash charge reduced EPS by $0.04 in the quarter compared to last year.

Total operating expenses excluding the intangibles amortization and the restructuring charges were down $6.1 million or 11% from last quarter. As a percent of sales they were 25.2% up from 23.5% last year with literally all of the change driven by the $8 million higher R&D investment. Interest expense was down $289,000 on lower debt while interest income dropped $724,000 due to lower cash balances and lower rates. Other income was higher by $1.4 million literally all due to foreign exchange gains in the quarter. We continue to use a 30% tax rate.

Our cash balance at March 31st was $79 million up $8 million in the quarter even after paying down total debt by $14 million during the quarter. We had net cash of $30 million at March 31st up from $2 million net debt at September 30th.

Accounts receivable declined $40 million during the quarter and DSOs at the end of March were 80 days, up 3 from December. DSOs were down in the U.S., Europe and Latin America, but up in Asia due to delays in final acceptance of sites and up in Australia due to one-year financing we're participating in with Erikson.

Inventories grew about $9 million in the quarter. Literally all of that was in finished goods. This inventory growth is part of a planned process to be sure we're able to meet our customer requirements as we begin to move various antenna manufacturing operations as part of our restructuring program. Capital expenditures were $5.2 million, down from $9.4 million last quarter and down from $13.4 million last year.

Now let's talk about guidance for the June quarter. As far as projections go many of our customers and competitors have gotten out of the public forecasting business due to the lack of visibility caused by the economy in general and the lack of telecom spending in particular. As we proved this last quarter our visibility is no better and maybe not as good as some but we still think it's necessary to continue to give guidance about our expectations.

Next quarter we expect revenues in the range of $210 million to $230 million with orders about equal to sales and we expect GAAP earnings per share to range from break-even to $0.03 or three cents per share in the June quarter. Now Ralph has some wrap up comments and then we'll get to your questions. Ralph?
R. Faison
Thank you, Chuck. As we all know this is a difficult market time and we certainly have had a challenge in the quarter. I do want to point out that we're controlling what we can, continuing to increase our addressed markets, reducing our costs and expenses, lowering our breakeven point, continuing an appropriate level of R&D investment to invest in the future growth and all of this while maintaining our ability to respond to the growth we know will return within the wireless infrastructure industry. Now I'll turn it back to the operator for your questions. Operator?
Moderator	Thank you. Our first question today comes from the line of Arindam Basu from Morgan Stanley. Please go ahead.
A. Basu	Hi guys, how are you?
C. Nicholas	Fine, Arindam, and you?
A. Basu	Good. So the first question is have you in the re-filing of the Hart-Scott-Rodino, have you revised any sense of timing of closing of the acquisition at this point?
C. Nicholas
No, Arindam. The re-filing was at the Department of Justice's request. It was literally the same filing. In fact the only change was at our lawyer's advice to add the transcript of the Deutsche Telecom conference that we attended the day before the filing of the original HSR. We have no changes expected or no complications expected as a result of the re-filing and it does not affect, as far as we're concerned, the schedule for getting the transaction closed in June.
A. Basu
Okay and secondly on the 8K, obviously these sections are confidential for a reason but I wanted to ask if you could share with us the nature of the confidential sections in the recent 8K filing in terms of conditions for potential reductions to target.
R. Faison	Arindam, this is Ralph. The only redactions were very similar to the previous contract redactions. It had to do with pricing which we felt was competitive and some other competitive terms.
C. Nicholas
I don't think there was anything redacted regarding penalties or reductions of the targets. The redactions had to do with competitive pricing and a couple of other factors that would be inappropriate for our competitors to have an awareness of. You can take that as being positives that were redacted not negatives.
F. English	This is Floyd and I like the agreement. I think it's beneficial to both parties and particularly in this market environment it had to happen.
A. Basu	Great. On the power amplifier side how many OEM customers did you have in the quarter and if you could talk a little bit about the digital signal pre-distortion product contribution or prognosis?
R. Faison
Yes, we're still at six contracted OEM customers shipping volume to three. We began early shipments to the four within the quarter. In terms of-you didn't ask but let me go ahead and cover this point as well. In terms of multi channel. Arindam, we're now well over 90%. Digital pre-distortion is on a good number; I don't have the exact percentage. It's on a good number of our products.

In fact, we only have one product that is still in the feed forward category so in terms of percentage of total volume it's quite high for digital and analog pre-distortion. So let me broaden the category to digital and analog pre-distortion capability. So virtually the entire new line coming out is either with an analog distorter or a digital pre-distorter.
A. Basu
Right, okay. And then the last question is on the combination high amplifier filter. What kind of development phase would you be in or what are you thinking about in terms of getting the product to market in that arena?
R. Faison
Well pre the combination with Allen we have a couple of products we're working on for key OEMs and then, of course, one of the major strategic advantages that we saw in the combination with Allen was the large filter capability matched with our number one power amplifier capability to do further work there. Customers are responding very well and in fact pushing us to very quickly start doing some of that integration work. Obviously, we're limited as to what we can do prior to closing.
A. Basu	Okay all right that's it for me. I appreciate it thank you.
Moderator	Our next question today comes from the line of Mike Walkley with RBC Capital Markets. Please go ahead.
M. Walkley
Great thank you. I was wondering with your guidance for next quarter of up 5% to 15% sequentially that's a little stronger than I might have expected. Can you maybe touch on what regions or which products you feel will give you that nice sequential growth?
C. Nicholas
Well, we're coming off what we think is hopefully a very weak March that late in the quarter had push out from deliveries that we expected to be making in the last couple of weeks of March that have been pushed into April. We've had customers come back that were pushing out saying now they're going to be looking for increased demand in the June quarter because of the push out.

We've also got no reason to expect that we won't see what has been a long-standing historical pattern of sequentially seasonal improvement in the June and September quarters because of the better weather in the Northern Hemisphere, which we think was part of the negative factor in the March quarter at least early, mid part of the quarter. So in general it is expectations based on customer guidance and in general seasonality.
M. Walkley	Okay, great. There's more than one certain region where you're seeing a stronger pickup, it's just kind of across the board?
C. Nicholas
Well, it is very early to say where the strengths or the weaknesses for the next quarter will be. Obviously our visibility's not good. Europe has weakened recently, we are getting some indications that the 3-G that was pushed out of March could be starting up a little bit in June. We have heard and of course everyone has that China Unicom's expecting to get going again in May on phase three.

When we hear that and when we say it we remind people that they also were about eight or nine months behind their original announced schedule for the beginning of phase two. So, in general, we're seeing a little more stability in Latin America, but I think the primary factor will be Northern Hemisphere which will be a U.S. pickup a little bit on a relative sequential basis and Europe on a sequential basis.
M. Walkley	Okay, great. Thanks. Can you break out your power amplifier revenue this quarter?

R. Faison
As we mentioned last quarter for competitive reasons we're going to pull back from specifics as Andrew has had a history of doing in terms of not sharing specific product areas; we're going to pull back on that amplifier area. We continue to see nice progress on our gross margin target that we've expressed in the past and we don't see an advantage competitively in sharing any further detail.
M. Walkley	Okay, great. Thank you.
Moderator	Next we have a question from the line of Larry Harris with H.C. Wainwright. Please go ahead.
L. Harris
Yes, thank you. It looked like there was an excellent reduction in SG&A during the quarter on a sequential basis. I wonder if you could provide any color to the extent to which some of that may have been volume related and the extent to which some of it may have been as a result of the ahead of schedule progress on the restructuring program.
C. Nicholas
Well, you've got two of three factors identified, Larry. First, yes, there's always commission expense that fluctuates with top line fluctuations so from that standpoint that's a part of it that's directly related to revenue. Your second point on restructuring is correct, we are seeing in both the gross margin and in operating expenses or in cost of sales, cost of the product and in operating expenses. We are beginning to see benefits on a net basis of our restructuring.

It's going ahead of schedule in many respects. We're very close to announcing specifics in terms of our two new facilities. We're beginning to move manufacturing assets and we will start to see significant benefit in the early September quarter. I think we'll see more benefit in June, but the biggest benefit will still be in the September quarter. So restructuring is a part of it and the third factor and probably as big as the other two, if not slightly more, is in general bonus and profit-sharing provisions were down this quarter compared to the first quarter as our performance was down significantly.
L. Harris
The benefit that you mentioned starting in the June quarter and then continuing into the September quarter due to the move of the manufacturing assets, will that be more in the gross margin area or will that also be in the operating expense category?
C. Nicholas
I think most of it'll be in cost to sales, Larry. The major efforts yet to be implemented in restructuring activities are the movement of the antenna manufacturing facilities. That's one of the reasons for building up inventory a little bit in March. I expect we'll see a little inventory build in the June quarter as well. Hopefully it'll get offset by some heavier demand from a customer standpoint, but most of the benefit in the second half of the year will be in the gross margin area. We'll continue to see benefit in the operating expenses but not proportionate to the CGS benefit that we'll see.
L. Harris	All right, thank you.
Moderator	We have a question from the line of Rich Valera with Needham. Please go ahead.
R. Valera
Thank you. Good morning, gentlemen. Just relative to your original guidance can you give some sense of where the upside was? We saw there was a little bit of revenue upside and obviously some EPS upside. Could you give us a sense of sort of where you were surprised on the upside there?
C. Nicholas	Not sure; you say compared to our original guidance?
R. Valera	Not original, I should say your revised guidance. Sorry about that.
C. Nicholas	Well, I just wanted to be sure. I could say a lot compared to that 230 to 250.
R. Valera	No the 190 to 200 and then the loss ... of $0.06.

R. Faison
We're fighting over who answers. We're still reeling from the uplift from our original guidance. So, Rich, we thought pretty much across the board as is seasonally expected. Towards the end of March we saw a little better lift than our revised guidance had predicted particularly at the tail end of March and it was pretty much across the board. Same rationale and reason why our third quarter guidance shows some lift from the second quarter is we're starting to see the typical kind of lift across the board on products for wireless infrastructure.
F. English	You can go back many, many years and see that historical pattern it is so predictable.
R. Valera
In terms of the SG&A line just to follow up on that line of questioning, you guys did do a great job sequentially. Was that actually better than you expected in the quarter? The SG&A reduction or was that pretty much on track?
C. Nicholas	Well it's of course in line with our restructuring plan, what we were able to do as we always strive to do is accelerate some of those actions which benefited the quarter.
R. Valera
On a sequential basis clearly you're looking for some nice revenue growth, which should, obviously, drive some commissions. Do you think you can maintain that flattish and absolute dollars given the other costs that would be going to maybe be lowering it?
R. Faison
No. I think, as Chuck had pointed out, the largest portion of our $40 million target savings will be delivered towards the end of our third fiscal and realized fully by the end of our fourth fiscal. That's primarily when the production, large production facility moves and what we mentioned before soon to be coming announcement in Mexico and Central Europe.
R. Valera	So we would expect it to maybe up a little sequentially?
C. Nicholas
I think you could expect SG&A, if our top line gets into that 210 to 230 range, I think you could expect SG&A would grow slightly from the March levels just because of the variable related to revenue, which would include commissions, profit sharing and bonus incentive programs that we have implemented this year to try to get the whole organization even more focused on controlling expenses and meeting bottom line expectations.
R. Valera
Great and, Ralph, understanding you don't want to give out exact PA numbers for the quarter could you maybe give us some qualitative sense of the sequential trajectory? Any more color you could give on that would be appreciated.
R. Faison	Well sequential from quarter-to-quarter we're in line with some of the market softness that we've seen.
R. Valera	Okay.
R. Faison	Certainly much better on the gross margin target performance. We continue to make progress towards that.
R. Valera
Okay and one final question on the PA side. In terms you've had the three productions for volume customers for quite a while. It sounds like a fourth one's coming online. Are your volume ramps with these other PA customers where they were originally scheduled to be or have any of them pushed out just due maybe to the lack of demand or any other factors?
R. Faison
Well certainly the overall softness I would say they're not where we originally expected them to be given the overall softness in the infrastructure market and specifically, as Chuck mentioned earlier, some push outs from second to third quarter.
R. Valera	Okay. Thank you, guys.

Moderator	Next we have a question from the line of Joy Mukherjee with A.G. Edwards. Please go ahead.
J. Mukherjee
Good morning. Going into the cable business I know you've mentioned volumes have been down, but I wanted to get an idea of operating margin for that whole segment. When you compare it to last year do you see a big decline in operating margins for that segment? Also is it still the highest margin product for your company?
C. Nicholas
Well, margin-wise, yes, obviously it's under pressure; has been for more than three years because of price erosion. The cable businesses, John DeSana and his cable organization have done a tremendous job in improving their costs, cutting their costs both from an efficiency of production standpoint and from a materials standpoint. That has absorbed a significant portion of the price erosion until the last year or so. We were also getting benefit from higher unit production volumes, which would help absorb the erosion.

With the lower production volumes over the last 12 months compared to the prior several years we're not getting that benefit obviously and so there's more of the price erosion coming through to pull down our margins in the cable business. They continue to be very good, stronger, much stronger than our corporate average. We expect that trend will continue and they do continue to be our cable product line including accessories and connectors. The cable products themselves continue to be at the top of our margin list product line.
J. Mukherjee	Secondly on capital spending for the year. Would you comment excluding Allen, what are the expectations and what your cash flow expectations are for the fiscal year?
C. Nicholas
Well, Joy, forecasting the balance sheet and the cash flow is a little bit easier than the income statement but since the income statement drives a lot of that cash flow it's a little hard to do. We do expect capital expenditures will continue to be lower than last year for non-Allen, non-combined activities. Through the six months we had capital expenditures of about $14.6 million, down from $25.4 million last year.

I would expect we'll see capital expenditures go up a little bit in the last six months for a couple reasons. One normal again process, we've been watching the cash flow pretty tightly and we will need to add just from a normal maintenance perspective and secondly we will be implementing the major cash use in our restructuring, implementing the moves into the new manufacturing facilities. That will require some capital as well. I don't think that we'll get anywhere near the $42 million to $45 million that we had estimated for the full year excluding restructuring. I think it's more likely that we'll be in the $35 million range perhaps including restructuring.

As far as cash flow we were very happy with the good cash flow performance in the quarter. Receivables came down nicely, obviously revenue contributed to that. Revenue decline contributed to it. We've been holding down the growth in inventories until the last couple of quarters in preparation for the moves to the new manufacturing facilities. I think once those moves are in place you'll see inventories slow down or drop relative to top line growth, top line revenue anyway. So I don't think that we'll come up to necessarily last year's cash from operations level. We're running at about 40% of it through the first six months and I expect we'll be probably at 45% to 55% of cash from operations at the end of the year compared to last year.
J. Mukherjee	Thank you.
Moderator	Our next question today comes from the line of Mark Jordan with A.G. Edwards. Please go ahead.

M. Jordan
Yes, one additional follow-up. Could you give a little more definition as to the synergies you believe are obtainable from the Allen acquisition? You mentioned there's $40 million but can you break that down as to the source corporate, manufacturing, purchasing, etc. and how long do you feel it'll take to realize those?
R. Faison
Sure, Mark, this is Ralph. We have guided before to a $40 million savings with the synergies between the two groups. We have not been specific in breaking out the elements of that $40 million but what I can share with is that one, that was a number that was derived at a very senior level when we first got together pre-the announcement of the transaction and it was a very conservative number that we were able to see across both companies in terms of reducing or eliminating redundancies all across the organization, SG&A, manufacturing processes, the ability to combine similar product manufacturing capabilities, the ability to combine sales forces selling to similar customers.

So across the board we see it as an achievable number and as I mentioned before now that the real value-added workers are engaged in the integration process we grow more and more confident in the fact that that is a conservative number that can be delivered. We see delivering that number within our fiscal 2004 period. That's by September "04 quarter would see the full attainment of that $40 on a run rate basis with how much in the current fiscal?
C. Nicholas
About $20 million on a net basis we would expect for all of fiscal "04 to realize about $20 million of saving. With the $40 million run rate and as Ralph's indicated we think that on a daily basis is becoming more and more a conservative savings number and that that full $40 million plus would be realizable in fiscal 2005.
M. Jordan
Thank you. Second question then, in your discussion with Power Amp customers and you're starting to present the concept or capabilities of combined filter and amp integrations, what is your feedback from the customers as to what competitors in the amp marketplace are doing to bring a similar type product to the market?
R. Faison
Well we certainly do see, any time an OEM, particularly in a market like this, expresses an interest in integrated product we certainly do see others other than just us responding to that. It's such a new category we don't have any specifics to give you just in terms of who may already be providing, if any, ahead of us or who might be in those areas. If you look at Power Amplifier and filter players it is the usual category of competitors that consolidation has developed.
M. Jordan	Okay, thank you.
Moderator	Our next question comes from the line of Shawn Slayton with Ferris, Baker, Watts. Please go ahead.
S. Slayton	Hi, gentlemen, good morning. You mentioned in your press release that you're gaining share in new product areas. Can you talk about that?
R. Faison
Primarily new product areas like power amplifiers and again back to growing into new customers for us the other than Lucent OEMs. We continue to grow volume and share there. In addition other new product categories that Andrew had already been moving into such as base station antennas.
S. Slayton
Okay and also I think you mentioned on your preannouncement press release that you had expected network operator cap ex was going to be down some 10% in 2003 and then you cited that it was likely going to be something greater than that. That was one of the reasons for the preannouncement. Do you have a number in your head from discussions with your customers at this point? Can you wager a guess at what the contraction in network operator cap ex is going to be this year?

R. Faison
Shawn, I guess we rely on folks like yourself to help us with that kind of data. What we expect is that our original premise based our view of the consensus of estimates from operator cap ex was as much as 10% down. Given the softness of the first quarter some of our competitors and customer's announcements as well led us to believe that it would be greater than that level. In terms of specificity that's hard for us to get at given the visibility in the market today.
S. Slayton
Okay fair enough. Also it seems like given the geographic trends in your business is it safe to traditionally North America has been about 50% of your revenue? Can we say that in your March quarter that North America may have been for the first time less than 50% of sales? Or is that not the case?
C. Nicholas
Well not necessarily no, Shawn, and North America has fluctuated from 48% to 52% of sales at times as well on an annual basis. In any given quarter, depending on particularly in the international market large projects that can ship heavily in a given quarter you can get temporary shifts. I don't think there's any significant change in the March quarter to last year's annual pattern, roughly 50/50.
S. Slayton	Okay, great. Thanks very much. I appreciate it.
Moderator	Next we have a question from the Earl Lum with CIBC World Markets. Please go ahead.
E. Lum
Good morning gentlemen. A couple of quick questions, the 6% sales growth in the second quarter was driven primarily by the infrastructure market. Nokia this morning had mentioned that they thought that their total available market in networks was going to decline 15% this year. As we look towards your increasing guidance for the June quarter could you tell us, is that also going to be primarily driven by your infrastructure group or is coming from some of the other areas? I'm just trying to get a feel for-are you gaining share? Is that why in what looks like to be a continuing very weak end market your growth seems to be driven from an area where other people seem to be seeing more weakness?
R. Faison
Earl, our strategy has been for some time to increase our addressed market so by adding new products even in a overall market that may be declining in the current period by adding new products we grow our share not necessarily within a particular traditional product area where we intend to maintain and grow but certainly when we add new product categories it gives us the ability to grow our overall share of the wireless infrastructure space.
E. Lum	So you would say at this point that the majority of the increase in the guidance that you have for the June quarter is coming from the infrastructure category?
C. Nicholas
Oh yes, very definitely. The wireless infrastructure is 81% of revenue last year. It's an increasing percentage as a selling acquisition becomes on a full year-over-year comparison basis and obviously with the Allen transaction by the end of June it will be an even higher percentage of our total revenue.
E. Lum	Now were there any 10% customers that you had during the quarter?
R. Faison	Well, Lucent is our largest customer.
C. Nicholas	They were the only one over 10%.
E. Lum	Only one over 10%.
C. Nicholas	Yes, and that's true for all of fiscal "02 and in fact prior to the Power Amplifier contract with Lucent Andrew hadn't had a 10% customer in quite a while.
E. Lum
If we look on the Opex just kind of going forward, Chuck. I know that SG&A could go up slightly obviously depending on where the revenues are going to come in. Is R&D going to pretty much stay at the same level on a go forward basis?

C. Nicholas
Yes I think you can expect it to be fairly stable at this $19 million, $20 million level on a quarterly basis. As we've indicated we have not been cutting in that area and don't intend to. Most of that R&D, and certainly as we indicated $8 million or $9 million literally, all the increase year-over-year in the R&D category is in the power amplifier area and that's R&D that's going to feed our revenue in 2004, 2005. So we're not going to cut that in an effort to gain a few pennies of earnings this quarter or for the year and cut our future. So we'll continue to make that investment.
R. Faison
Earl, in our strategy to consolidate the RF path and lead that product integration and consolidation R&D is the main driver and already large scale R&D capabilities in the field is currently driving that post our Allen merger and integration we will continue to be the largest R&D distributor in this space that will we believe ensure our continued leadership in the integration of the RF path.
F. English	Time to market there is going to be longer than what it has been traditionally for Andrew.
E. Lum	Got it. With regards to the backlog is that on a six month basis or what is the timing of the backlog that you currently have?
C. Nicholas	Well it's backlog that we expect to ship, is scheduled to ship within the next 12 months.
E. Lum	Twelve months okay.
C. Nicholas
Yes there's very little, maybe a few million, another $4 million or $5 million typically that is not in that backlog number that's expected to ship beyond 12 months out. Those are typically long-lead items such as Earth Station antenna projects and that type of thing. The backlog is obviously not an indicator of near-term business expectations running at $160 million, $170 million compared to forecasted or projected revenue levels next quarter. Obviously we're very dependent on orders during the quarter to make the quarter's numbers.
E. Lum	Great. Thank you, gentlemen.
Moderator	We have a question from the line of Ed Kressler with Angelo, Gordon & Company. Please go ahead.
E. Kressler	Hi, good morning, guys. Can you talk a little bit about some of the other approvals in the transaction? Specifically I guess the proxy process and then any other government approvals?
C. Nicholas
Well the two government regulatory hurdles that we have are the Hart-Scott-Rodino, which we've talked about already and the preliminary proxy, which was filed a little over a week ago now and the SEC I'm sure will be looking at that given the time that have available these days and the lack of transactions. We don't expect there to be any issues or problems with it. Both Allen and Andrew have clean conservative accounting and have not had any indications of any questions and/or problems or issues with SEC and accounting issues in the past. So we expect that the proxy will undoubtedly generate some questions from the SEC, but nothing that would be out of the ordinary and would be an issue.

So we'll handle that in the normal course. That is probably the gating item in terms of being able to get a final proxy on the Street and set stockholder meeting dates for both companies. There are minor international Hart-Scott-Rodino equivalent filings that some have been completed, a couple more are very close to being completed and filed, absolutely no problems or indications or concerns of any reasons to expect problems there.

E. Kressler
Okay and then just one last question. Kind of following the preannouncement and the drop in your share price can you just characterize kind of your commitment to the Allen transaction and give us some color in terms of how Allen feels in terms of premium for their shares or lack thereof under current conditions?
C. Nicholas
Our commitment is what you would imagine, absolute to the transaction. We believe in the long-term strategy and benefit. We don't anticipate any need to make any changes based on stock price that the overall market conditions have driven.
E. Kressler	Any feedback from Allen along those same lines?
C. Nicholas
Of course, I guess I'd direct you to Allen to answer those questions specifically, but Allen continues to work on a day-to-day basis very diligently with us to reach our integration targets and plans. We continue to drive towards the strategic advantage of the combination.
E. Kressler	Good enough. Thanks very much.
Moderator	Gentlemen there are no further questions at this time. Please continue. R. Faison Any other questions?
Moderator	There are no further questions at this time.
C. Nicholas	Do you have something to say?
F. English
Yes, I do. I'd like to compliment Ralph and the team which in my opinion has done an excellent job in a very difficult market with many challenges that they had to face. Adding to that workload of course is the Allen acquisition that we've been talking about. When the market returns, and I believe it will, I think Andrew will be in a very excellent position to take advantage of it and I think all of the stockholders can benefit from that. So I am very, very pleased with what's going on.
R. Faison
Thank you, Floyd, and I want add my comments to thank everyone for their continued interest in Andrew in these tough market times. As I mentioned before we are working diligently to control all we can control maintaining a profitable and cash flow positive operation in the tough times but also keeping an eye towards the growth that we know will return and being able to respond to achieve a disproportionate growth on increasing our addressed market strategy. So again thank you for joining and, operator, I think that's the end of our call.
Moderator
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  Exhibit 99.2